Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	April 22, 2005
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES ANNOUNCES

AGREEMENT TO SELL 81.5% INTEREST IN MÉDI-PARTENAIRES

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE: UHS) announced today that it has signed a definitive agreement to sell its 81.5% interest in Médi-Partenaires to Barclays Private Equity France and Cobalt Capital. Médi-Partenaires is one of the leading operators of private acute-care hospitals in France and currently owns and manages 14 hospitals across France. UHS expects its pre-tax sale proceeds after repayment of net debt to be approximately $295 million which will result in an after-tax gain on the sale of approximately $100 million. The sale is subject to customary regulatory approvals and we expect the closing to occur in mid to late May, 2005.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory and radiation centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our website:

http://www.uhsinc.com.

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